Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 29, 2012 (except for the reclassifications described in Note 2 and segment information presented in Note 26 (which is restated to reflect a new management structure), for which the date is February 28, 2014) relating to the consolidated financial statements and financial statement schedule of Valeant Pharmaceuticals International, Inc., which appears in Valeant Pharmaceuticals International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Toronto, Canada June 18, 2014	/s/ PricewaterhouseCoopers LLP Chartered Professional Accountants Licensed Public Accountants